LLEX:NYSE American

LILIS ENERGY REPORTS SECOND QUARTER 2019 OPERATING AND FINANCIAL RESULTS
AND PROVIDES THIRD QUARTER GUIDANCE

Management to Review Financial Results and Provide an Update on Corporate Developments on Conference Call Webcast at 11:00 a.m. EDT on Friday, August 9, 2019

HOUSTON, TEXAS – August 8, 2019 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and southeastern New Mexico, today reported financial and operating results for the second quarter of 2019.

Second Quarter 2019 Highlights

•
Increased net sales production volumes by 32% to 6,341 Boepd, including a 50% increase in crude oil production to 3,925 Bopd, for the three months ended June 30, 2019, as compared to the same period in 2018

•	Decreased net loss to $8.6 million, or $0.09 per share for the three months ended June 30, 2019, from $33.7 million, or $0.53 per share for the same period in 2018

•	Generated an adjusted EBITDAX (non-GAAP) of $11.4 million for the quarter, a 38% increase, as compared to $8.3 million in the second quarter of 2018

•	Completed 3 of the 5 2018 DUC wells: the Haley #1H, Haley #2H, and the NE Axis #2H. The Haley #1H and the Haley #2H began flowing to sales in April and the NE Axis #2H in June

•
Temporarily suspended drilling and completion operations towards the end of the quarter to focus on cost reductions, office consolidations, and overall operational efficiencies on current productive wells

•	Despite temporarily suspending the D&C operations, production during the quarter increased by 5% Boepd and 11% Bopd, as compared to the first quarter of 2019

•	Realized oil pricing of 93% of WTI for the quarter, versus 84% of WTI in the first quarter of 2019

•	Commodity volume mix of 73% liquids, including 62% crude oil, resulting in 98% of revenue attributable to liquids sales during the second quarter

•
Significantly reduced crude transportation costs from approximately $5.15 per Bbl at 2018 year-end to approximately $0.75 per Bbl in June 2019, through continued focus on improvements in infrastructure and sales agreements

•	Reduced recurring LOE by 24% to $4.99 per Boe compared to $6.59 per Boe for the same period in 2018 through reductions in saltwater disposal costs

•
Increased June 30, 2019 proved reserves by 14%, as compared to June 30, 2018 proved reserves. Proved reserves at the end of the quarter were approximately 43 million Boe, with 69% comprised of liquids (53% oil and 16% NGLs)

•
Initiated consolidation of operations to Fort Worth and the closure of the Company’s Houston and San Antonio offices, in a continued focus on overall cost reductions and efficiencies. The Company has reduced overall net headcount by approximately 15% and expects to recognize significant efficiencies and G&A savings going forward

Second Quarter 2019 Summary
Production for second quarter 2019 was 577,064 Boe, or an average of 6,341 Boepd, an increase of 32% from second quarter 2018. Average daily oil production for second quarter 2019 totaled 3,925 Bopd, an increase of 50% from second quarter 2018. Natural gas liquids (NGL) and natural gas production for second quarter 2019 totaled 65,903 barrels (Bbls) and 924 million cubic feet (MMcf), representing a respective 11% decrease and 24% increase from second quarter 2018.
Lilis’ average realized price for oil, NGLs, and natural gas for second quarter 2019, excluding the effect of commodity derivatives, was $55.95 per Bbl, $18.82 per Bbl, and $0.38 per Mcf, respectively, compared to $59.70 per Bbl, $28.16 per Bbl, and $1.53 per Mcf, respectively, for second quarter 2018.
Net loss attributable to common stockholders was $8.6 million, or $0.09 per basic and diluted share, for the three months ended June 30, 2019, compared to a net loss of $33.7 million, or $0.53 per basic and diluted share, for the three months ended June 30, 2018. Total revenue was $21.6 million for the three months ended June 30, 2019, an increase of 23% over the comparable quarter in 2018.
The Company generated an adjusted EBITDAX (non-GAAP) of $11.4 million for the quarter, a 38% increase, compared to $8.3 million in the second quarter of 2018.
Capital Expenditure Overview

Management continues to focus on overall cost reductions and efficiencies and has begun the process of closing the Houston and San Antonio offices to consolidate offices in Fort Worth.
In conjunction with office consolidation and cost reductions, towards the end of the second quarter, the Company temporarily suspended drilling and completion efforts and turned its focus to maximizing production and efficiencies on current productive wells. To date, the Company has installed artificial lift on nine select wells to enhance performance and increase production, with two additional wells targeted by the end of the third quarter.
During the three months ended June 30, 2019, total capital expenditures incurred were $14.7 million, comprised of the following:

•	Approximately $5.0 MM related to 2019 D&C

•	Approximately $8.0 MM related to bringing three 2018 DUCs online

•	Approximately $1.7 MM related to facilities, infrastructure, artificial lifts, Panther 1H Pilot and freshwater asset

While the three new wells, the Haley #1H, Haley #2H, and the NE Axis #2H, are expected to significantly impact 2019 revenue, with the additional benefit of the new crude oil transportation contracts now in effect, management continues to evaluate and closely monitor the 2019 capital program with the goal of continuing to improve capital expenditure returns. Capital spending in the third quarter will focus on drilling the Grizzly A #2H and completing the remaining DUCs, the two Kudu wells, which are currently being scheduled for completion and expected to be turned to sales in the fourth quarter. The Company continues to evaluate adding a second rig, as fundamentals and technology continue to improve. Additionally, in May 2018, the Company engaged a third-party midstream provider to implement a gathering system to transport its crude oil production. The initial system is not yet fully in service; however, the Company anticipates flowing the majority of its crude oil through the gathering system in the third quarter.
Current Operational Overview
During the second quarter, Lilis completed 3 of the 5 2018 DUC wells: the Haley #1H, Haley #2H, and the NE Axis #2H. The Haley #1H and Haley #2H began flowing to sales in April 2019, and the NE Axis #2H in June 2019. Additionally, the two Kudu wells are scheduled for completion in September 2019 and are expected to be flowing to sales in the fourth quarter. As part of the Company’s asset and operational improvement initiatives, artificial lifts have been installed on select, current productive wells to enhance performance and increase production. Nine wells have been placed on artificial lift to date, with two additional wells targeted by the end of the third quarter.
An overview of Lilis’ current drilling operations and recent well activity can be found in the earnings presentation posted on the Company website.
Recent Well Results:

•	NE Axis #2H – Wolfcamp A (1 ½ mile lateral):

◦	IP24-hour rate of 2,455 Boepd, 712 Bopd (49% liquids, 29% oil), or 327 Boepd per 1,000 lateral ft.

•	Haley #1H – Wolfcamp A (1 mile lateral):

o	IP24-hour rate of 1,422 Boepd, 1,124 Bopd (90% liquids, 79% oil), or 317 Boepd per 1,000 lateral ft.

o	IP30-hour rate of 977 Boepd, 762 Bopd (90% liquids, 78% oil)

o	IP60-hour rate of 779 Boepd, 615 Bopd (90% liquids, 79% oil)

•	Haley #2H – Wolfcamp A (1 mile lateral):

o	IP24-hour rate of 1,048 Boepd, 639 Bopd (81% liquids, 61% oil), or 234 Boepd per 1,000 lateral ft.

o	IP30-day rate of 695 Boepd, 473 Bopd (85% liquids, 68% oil)

o	IP60-day rate of 523 Boepd, 366 Bopd (86% liquids, 70% oil)

Third Quarter 2019 Guidance

In conjunction with office consolidations and cost reductions, towards the end of the second quarter, the Company temporarily suspended drilling and completion efforts and focused on maximizing production and efficiencies on current productive wells.

Additionally, in July, the Company temporarily shut-in four wells to remain within state regulatory flaring compliance. The wells were being flared due to the presence of hydrogen sulfide in the natural gas stream, resulting in a quality specification that could not be treated and processed by the Company’s midstream operator. This is not a capacity issue on the part of the midstream provider; rather, the natural gas isolated to specific wells does not meet quality specifications. The Company is exploring and testing a variety of solutions to treat the gas, in order to meet the quality specifications and bring the wells back online.
The combined production associated with these four wells affecting third quarter production is approximately 567 net Boepd. In addition to treating solutions, the Company is currently applying for extended flaring permits with the Texas Railroad Commission to minimize the impact on third quarter production volumes. Management expects these wells to be placed back into service during the third quarter.
The Company’s third quarter guidance assumes the four shut-in wells are not brought back online during the quarter, and the Company is reducing its full-year production guidance. In the event these wells are brought back online before September 30th, the Company will adjust third quarter and full-year guidance metrics.

Third Quarter and Year-end 2019 Guidance

	2Q'19A	3Q'19E	2019E
Oil Production (MBbls/d)	3.9	2.0 - 2.3	3.0 – 3.2
NGL Production (MBbls/d)	0.7	0.6 - 0.7	0.7 – 0.8
Liquids Production (MBbls/d)	4.6	2.6 - 3.0	3.7 – 4.0

Total Capital Expenditure ($MM) (1)	$14.7	$13 – $17	$60 – $70

(1)	Drilling and Completion operations were temporarily suspended towards the end of the second quarter to focus on cost reductions, office consolidations, and overall operational efficiencies.

Conference Call
Management will host a conference call on Friday, August 9, 2019 at 11:00 AM Eastern Time to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.
Participants are asked to preregister for the call through the following link: http://dpregister.com/10133835.
Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-844-695-5520 (domestic), 1-412-902-6761 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/llex190809.html, which is also available through the company’s website at: http://investors.lilisenergy.com/events-presentations. A webcast replay of the call will be available approximately one hour after the end of the call through November 9, 2019. The replay can be accessed through the above links.

About Lilis Energy, Inc.
Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.
Contact:
Wobbe Ploegsma
V.P. Capital Markets & Investor Relations
210-999-5400, ext. 31
Condensed Consolidated Statement of Operations Information:

	For Three Months Ended June 30,
	2019	2018
($ in thousands, except share and per share data)
Oil and gas revenue	$21,572	$17,483
Operating expenses:
Production costs	3,859	2,984
Gathering, processing and transportation	1,235	872
Production taxes	1,119	821
General and administrative	9,383	7,380
Depreciation, depletion, amortization and accretion	9,188	5,759
Total operating expenses	24,784	17,816
Operating loss	(3,212)	(333)
Other income (expense):
Other income (expense)	(114)	−
Gain (Loss) from commodity derivative	2,901	(2,802)
Change in fair value of derivative instruments	−	(19,501)
Interest expense	(1,845)	(8,572)
Total other income (expense)	942	(30,875)
Net loss before income tax	(2,270)	(31,208)
Paid-in-kind dividends on preferred stock	(6,375)	(2,465)
Net loss	$(8,645)	$(33,673)

Net loss per common share:
Basic	$(0.090)	$(0.530)
Diluted	$(0.090)	$(0.530)

Weighted average common shares outstanding:
Basic	91,012,030	64,098,309
Diluted	91,012,030	64,098,309

Condensed Consolidated Balance Sheet Information:

	June 30, 2019	December 31, 2018
	($ in thousands, except share and per share data)
Cash and cash equivalents	$7,011	$21,137
Accounts receivables, net of allowance of $19 and $25, respectively	20,834	20,546
Derivative assets	793	2,551
Prepaid expenses and other current assets	2,824	1,851
Total current assets	31,462	46,085
Total oil and natural gas properties, net	450,583	430,379
Total assets	$485,085	$480,773
Total current liabilities	$61,309	$76,967
Total long-term liabilities	169,615	217,449
Total liabilities	230,924	294,416
10,000,000 shares of preferred stock authorized
Series C-1 9.75% Participating Preferred Stock, 100,000 shares issued and outstanding with a stated value of $1,032 and $1,093, per share, as of June 30, 2019 and December 31, 2018, respectively	74,476	106,774
Series C-2 9.75% Participating Preferred Stock, 25,000 shares issued and outstanding with a stated value of $1,032 and $1,024, per share, as of June 30, 2019 and December 31, 2018, respectively	17,508	25,522
Series D 8.25% Participating Preferred Stock, 39,254 shares issued and outstanding with a stated value of $1,027 and $1,021, per share, as of June 30, 2019 and December 31, 2018, respectively	27,318	40,729
Series E 8.25% Convertible Participating Preferred Stock, 60,000 shares issued and outstanding with a stated value of $1,027, per share, as of June 30, 2019	63,731	—
Series F 9.00% Participating Preferred Stock, 55,000 shares issued and outstanding with a stated value of $1,029, per share, as of June 30, 2019	48,299	—
Total stockholders’ equity (91,451,836 and 71,182,016 common shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively)	22,829	13,332
Total liabilities and stockholders’ equity	$485,085	$480,773

Condensed Consolidated Statement of Cash Flows Information:

	Six Months Ended June 30,
	2019	2018
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(13,066)	$42,210
Investing activities	(48,268)	(145,980)
Financing activities	47,208	113,706

Non-GAAP Adjusted EBITDAX

	For the Three Months Ended
	June 30,
	2019	2018
Reconciliation of Adjusted EBITDAX:
Net loss	$(2,270)	$(31,208)
Non-cash equity-based compensation	2,356)	2,524)
Interest expense, net	1,845)	8,572)
Depreciation, depletion, amortization and accretion	9,188)	5,759)
Loss from fair value changes of debt conversion and warrant derivatives	-	19,501
Unrealized loss from commodity derivatives, net	(4,481)	2,803
Other expense (income), net	-	-
842 Gain / Loss	115
Net cash settlement paid for commodity derivative contracts		(1,195)
Non-recurring expenses	4,615	1,497
Adjusted EBITDAX	$11,368	$8,252